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Exhibit 4(b)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY P. O. BOX 10648 BIRMINGHAM, ALABAMA 35202-0648

ANNUAL RESET DEATH BENEFIT RIDER

We are amending the Contract to which this rider is attached by adding the following provisions and making them a part of the Contract as of its Effective Date:

Annual Reset Death Benefit — We will determine an annual reset anniversary value on each Contract Anniversary occurring before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death. Each annual reset anniversary value is equal to the sum of: the Contract Value on that Contract Anniversary; plus all Purchase Payments since that Contract Anniversary; minus all amounts surrendered including associated surrender charges since that Contract Anniversary.

The death benefit will equal the greatest of: (1) the Contract Value; or (2) aggregate Purchase Payments less aggregate surrenders including associated surrender charges; or (3) the greatest annual reset anniversary value attained.

Suspension of Benefit — For a period of one year after any elective change of ownership involving a natural person, we will suspend the death benefit provided by this rider and the death benefit will equal the Contract Value.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

Secretary
AF-2023	11/01

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Exhibit 4(b)
ANNUAL RESET DEATH BENEFIT RIDER